CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-262520 on Form S-6 of our report dated April 8, 2022, relating to the financial statements of FT 10029, comprising Target Dvd. Blend 2Q '22 - Term 7/7/23 (Target Dividend Blend Portfolio, 2nd Quarter 2022 Series) and Target High Quality Dvd. 2Q '22 - Term 7/7/23 (Target High Quality Dividend Portfolio, 2nd Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 8, 2022